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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2002

AMC ENTERTAINMENT INC.
(Exact name of registrant as specified in its charter)

DELAWARE	1-8747	43-1304369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

106 W. 14TH STREET P.O. Box 219615 Kansas City, Missouri (Address of principal executive offices)		64121-9615 (Zip Code)

Registrant's telephone number, including area code (816) 221-4000

Item 5. Other Events

        As previously reported, on January 28, 2002, we entered into letters of intent with the owners of Gulf States Theatres ("GST") and Entertainment Properties Trust ("EPT") respecting a series of transactions pursuant to which, if consummated,

•
we would acquire the operations of GST and related assets (exclusive of GST's real estate assets) from GST for an aggregate purchase price of approximately $45 million;

•
EPT would acquire GST's real estate assets, consisting of five theatres with 68 screens located in the New Orleans, Louisiana area, and lease them to us for a term of 20 years with an initial annual base rent of $7.2 million and provisions for rent escalators and percentage rents;

•
we would agree to enter into a sale/leaseback transaction with EPT for certain new megaplex theatres that we develop in the New Orleans, Louisiana area within three years after the closing date; and

•
we would make available for sale/leaseback to EPT two theatres with 42 screens with an initial lease rate of 11%.

        On March 9, 2002, our subsidiary, American Multi-Cinema, Inc., entered into a definitive purchase agreement with the owners of GST and also entered into leases with EPT with respect to the transactions referred to in the first three bullet points above. Of our approximate $45 million purchase price, approximately $5.8 million will be paid to EPT for specified non real estate assets which EPT is acquiring from GST and reselling to us at cost. We also will pay $300,000 annually for five years in connection with consulting and non-competition agreements. Sellers will deposit approximately $2 million in escrow to secure the performance of certain repairs. The closing under the purchase agreement is subject to customary conditions and is expected to occur on March 15, 2002. The leases are conditioned upon the closing under the purchase agreement.

        The letter of intent with respect to the transaction referred to in the fourth bullet point above is non-binding and the proposed transaction referred to in such bullet point is subject to negotiation of definitive agreements. The price at which we sell properties to EPT will be determined by our management and the management of EPT based on historical cost, which we believe is consistent with prevailing market conditions. We also believe our rent terms with EPT are consistent with prevailing market conditions.

Item 7. Financial Statement and Exhibits.

Exhibits:

2.1
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi-Cinema, Inc. together with Form of Indemnification Agreement (Appendix J).

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.
Date: March 12, 2002	By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey, Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer

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  Item 5. Other Events
SIGNATURES